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                                                                     Exhibit (i)
                                                                     ----------

                                                           Hanover Direct, Inc.
                                                           1500 Harbor Boulevard
                                                           Weehawken, N.J. 07087
                                                           201 863 7300
FOR IMMEDIATE RELEASE

                             HANOVER DIRECT REPORTS

                             THIRD QUARTER RESULTS


WEEHAWKEN, N.J., OCTOBER 26, 1994 - Hanover Direct, Inc. (AMEX: HNV) today reported net income for the third quarter of 1994 of $.6 million or $.01 per share compared to $2.5 million or $.02 per share for the same period last year. Earnings before interest and taxes for the 1994 quarter were $1.0 million compared to $3.1 million in the same period in 1993.

"We are disappointed in the third quarter results," commented Jack E. Rosenfeld, President and CEO. "Like other direct marketers, we prospected heavily to identify new customers prior to the 1995 postal rate increase. Unfortunately, the prospecting program continued to underperform, especially in the non-apparel area, and this increased our selling expenses. As a result, we reduced our prospecting for our fourth quarter catalogs."

"Despite the earnings disappointment, we are well positioned towards achieving our long term goals," Mr. Rosenfeld said. "The construction of our new Domestications distribution center in Roanoke, Virginia is almost complete with some operations scheduled to commence in the first quarter of 1995. Our new information system has been introduced at two of our catalogs, with the roll out of the system to the balance of our catalogs scheduled for 1995. In addition, as previously announced, we recently completed an $80 million unsecured revolving credit facility, with $20 million set aside for acquisitions."

For the thirty-nine weeks ended October 1, 1994, the Company reported net income of $6.6 million, or $.07 per share, compared to net income of $9.3 million, or $.09 per share, in the 1993 period. Net income applicable to common shareholders increased $0.2 million to $6.5 million from $6.3 million. The Company eliminated $2.9 million of preferred stock dividends as a result of the conversion of two preferred stock issues into common stock in the fourth quarter of 1993. The weighted average number of shares outstanding increased 27% in the 1994 period over the 1993 period.

Hanover Direct, Inc. is a leading direct specialty retailer that publishes a portfolio of branded catalogs offering home furnishings, specialty hardlines and apparel. Hanover's titles include Domestications, the nation's leading specialty home textile catalog; Gump's, the well-known San Francisco retailer and a leading upscale catalog marketer of exclusive gifts; The Company Store, an upscale direct marketer of down comforters and other down and related products for the home; Colonial Garden Kitchens, a leading specialty catalog with the largest 12-month buyer





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list in its category featuring work saving and lifestyle enhancing items for the kitchen and home; and Tweeds, the European inspired women's fashion catalog. The Company also has a licensing arrangement with Sears in which it mails several of its catalogs under the names Showplace, Great Kitchens, Right Touch and Beautiful Style to the 23 million customers of the discontinued Sears big book.

Contacts:        Wayne Garten
                 Executive Vice President - Chief Financial Officer
                 201-319-3452

                 Michael P. Sherman
                 Executive Vice President - Corporate Affairs
                 201-319-3403

                 Linda Heinberg
                 Director, Investor Relations
                 201-319-3491





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                              HANOVER DIRECT, INC.
                         CONSOLIDATED OPERATING SUMMARY
           (IN THOUSANDS EXCEPT PER SHARE DATA AND NUMBER OF SHARES)

                                                        13 Weeks Ended                              39 Weeks Ended
                                                ---------------------------------        ----------------------------------
                                                October 1,          September 25,        October 1,           September 25,
                                                   1994                  1993               1994                   1993
                                                ----------          -------------        ----------           -------------
  REVENUES                                        $178,282               $147,890          $542,621                $413,774
                                                ----------             ----------        ----------              ----------
  Earnings before interest and taxes                 1,039                  3,096             9,268                  10,792
                                                ----------             ----------        ----------              ----------
  Income before income taxes                           656                  2,137             6,904                   8,970

  Income tax benefit (provision)                       (16)                   355              (276)                    355
                                                ----------             ----------        ----------              ----------
  NET INCOME                                           640                  2,492             6,628                   9,325
                                                ----------             ----------        ----------              ----------

  Preferred stock dividends                            (41)                (1,006)             (112)                 (3,011)
                                                ----------             ----------        ----------              ----------

  Net income applicable to common
   shareholders                                       $599                 $1,486            $6,516                  $6,314
                                                ==========             ==========        ==========              ==========
  NET INCOME PER SHARE:

  Net income                                         $0.01                  $0.02             $0.07                   $0.09
                                                ==========             ==========        ==========              ==========

  Weighted average shares outstanding:
   For primary earnings per share               94,931,307             77,202,033        92,744,370              72,930,469
                                                ==========             ==========        ==========              ==========

   For fully diluted earnings per share         94,931,307             77,202,033        92,744,370              73,807,712
                                                ==========             ==========        ==========              ==========

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